Exhibit (a)(5)(iii)

Tortoise Announces Preliminary Results of Tender Offers for its Closed-End Funds

Tortoise Energy Infrastructure Corp. (NYSE: TYG)

Tortoise Midstream Energy Fund, Inc. (NYSE: NTG)

Tortoise Pipeline & Energy Fund, Inc. (NYSE: TTP)

Tortoise Energy Independence Fund, Inc. (NYSE: NDP)

Tortoise Power and Energy Infrastructure Fund, Inc. (NYSE: TPZ)

FOR IMMEDIATE RELEASE

OVERLAND PARK, KS – November 2, 2022 – Tortoise announced today the preliminary results of cash tender offers for each of the following Funds that expired at 5:00 P.M., Eastern Time on November 1, 2022.The table below shows the preliminary results for each Fund.

Fund	Tender Offer Amount	Shares Properly Tendered	Purchase Price of Properly Tendered Shares*
TYG	Up to 5% or 596,395 of its outstanding common shares	5,100,300	$38.96
NTG	Up to 5% or 282,149 of its outstanding common shares	2,668,170	$43.88
TTP	Up to 5% or 111,388 of its outstanding common shares	1,033,782	$32.91
NDP	Up to 5% or 92,299 of its outstanding common shares	1,017,134	$38.72
TPZ	Up to 5% or 326,324 of its outstanding common shares	3,126,360	$15.24

* Equal to 98% of the relevant Fund’s net asset value per share as of the close of regular trading on the New York Stock Exchange (NYSE) on November 1, 2022 (the date the Tender Offer expired).

Under the terms and conditions of the tender offer, if the number of shares tendered exceeds the maximum amount of a tender offer, the Fund will purchase shares from tendering shareholders on a pro-rata basis (disregarding fractional shares). Based on the preliminary results shown above, all of the above listed funds expect to purchase a pro-rata allocation of the shares properly tendered.

The above-indicated results are based on preliminary information provided by Computershare, the depositary for each tender offer, are subject to adjustment and should not be regarded as final. Each Fund currently expects to announce the final results of its tender offer on or about November 7, 2022.

Any questions related to the tender offer can be directed to Georgeson LLC, the Funds’ information agent for the tender offer, at 1-877-278-9672 for TYG, 1-888-666-2580 for NTG, 1-866-203-9401 for TTP, 1-866-432-2791 for NDP, and 1-877-668-1646 for TPZ.

As previously announced, the second conditional tender offer measurement period is from August 1, 2022 through July 31, 2023 with a 10% discount threshold and repurchase price of 98% of NAV.

About Tortoise

Tortoise focuses on energy & power infrastructure and the transition to cleaner energy. Tortoise’s solid track record of energy value chain investment experience and research dates back more than 20 years. As one of the earliest investors in midstream energy, Tortoise believes it is well-positioned to be at the forefront of the global energy evolution that is underway. With a steady wins approach and a long-term perspective, Tortoise strives to make a positive impact on clients and communities. To learn more, please visit www.TortoiseEcofin.com.

Tortoise Capital Advisors, L.L.C. is the adviser to Tortoise Energy Infrastructure Corp., Tortoise Midstream Energy Fund, Inc., Tortoise Pipeline & Energy Fund, Inc., Tortoise Energy Independence Fund, Inc. and Tortoise Power and Energy Infrastructure Fund, Inc.

For additional information on these funds, please visit cef.tortoiseecofin.com.

6363 College Boulevard, Overland Park, KS 66211 | Main 1-913-981-1020 | Fax 1-913-981-1021 | www.TortoiseEcofin.com

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain statements that may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although the funds and Tortoise Capital Advisors believe that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the fund’s reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, the funds and Tortoise Capital Advisors do not assume a duty to update this forward-looking statement.

Contact information

For more information contact Jen Ashlock at (913) 981-1020 or info@tortoiseecofin.com.